EXHIBIT A

Cover Letter to the Offer to Purchase and Letter of Transmittal

CROSS SHORE DISCOVERY FUND

INSTITUTIONAL SHARES

IF YOU DO NOT WANT TO SELL YOUR INSTITUTIONAL SHARES

AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

December 16, 2015

Dear Shareholders of Cross Shore Discovery Fund’s Institutional Shares:

We are writing to inform you of important dates relating to an offer by the Cross Shore Discovery Fund (the “Fund”) to purchase shares of the Fund’s Institutional Shares (“Shares”) from the shareholders of that class (“Offer”).

The Offer period will begin on December 16, 2015 and will end at 11:59 P.M., Eastern Time, on January 15, 2016. The purpose of the Offer is to provide liquidity to shareholders that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY PORTION OF YOUR SHARES AT THIS TIME.

FOR SHAREHOLDERS WHO HOLD THEIR SHARES DIRECTLY WITH THE FUND: Should you wish to tender all or a portion of your Shares for purchase by the Fund during the Offer period, please complete and return the enclosed Letter of Transmittal by: (1) mail to Cross Shore Discovery Fund, P.O. Box 6110, Indianapolis, IN 46206 (for certified mail, return receipt requested) or to Cross Shore Discovery Fund, 2960 N. Meridian Street, Suite 300, Indianapolis, IN 46208 (for overnight mail); or (2) fax to the Fund at 1-317-937-3014, so that it arrives before 11:59 P.M., Eastern Time, on January 15, 2016. FOR SHAREHOLDERS WHO HOLD THEIR SHARES THROUGH FIDELITY BROKERAGE SERVICES, LLC: Should you wish to tender all or a portion of your Shares for purchase by the Fund during the Offer period, please complete and return the enclosed Letter of Transmittal by: (a) mail to National Financial Services, LLC/FBS, Attn: Alternative Investment Services, 499 Washington Boulevard, Jersey City, NJ 07310; or (2) fax to National Financial Services, LLC/FBS at 508-229-9523. All tenders of Shares must be received either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order before 11:59 P.M., Eastern Time, on January 15, 2016.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Fund at 1-844-300-7828.

Sincerely,

Cross Shore Discovery Fund